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                                                                   Exhibit 5


                                                                 [BAYER LOGO]

                                                    BAYER AKTIENGESELLSCHAFT
                                                       Bayerwerk, Gebaude W1
                                                         Kaiser-Wilhem-Allee
                                                   51368 Leverkusen, Germany




                                                           February 20, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

I am a senior counsel in the Legal Department of Bayer Aktiengesellschaft, a company incorporated under the laws of the Federal Republic of Germany (the "Company"), and as such, I have acted on behalf of the Company in connection with its offering to eligible employees in the United States of an opportunity to participate in the Bayer Corporation Share Incentive Plan (the "Plan"). Under the Plan, eligible employees may deposit holdings of American Depositary Shares, which are listed on the New York Stock Exchange and each of which represents one ordinary share of no par value of the Company ("ADSs"), as personal investment with respect to which the employees shall receive one warrant ("Warrant") per twenty deposited ADSs. Each Warrant represents the opportunity to receive additional (0 to 100) ADSs upon satisfaction of the terms and conditions of the Plan and subject to the approval by the shareholders of the Company and the discretion of the Plan's administrator to settle exercised Warrants by cash payment.

In connection with the opinions expressed below, I have examined:

(i)      the terms and conditions of the Plan as approved by Bayer AG;

(ii) the form of documentation to be furnished to employees eligible to participate in the Plan including a copy of the prospectus prepared in accordance with the requirements of Part I of Form S-8 under the United States Securities Act of 1933, as amended (the "Securities Act");

(iii) a signed copy of the Company's registration statement on Form S-8 (the "Registration Statement") relating to the Plan which Registration Statement is being filed by the Company with the United States Securities and Exchange Commission (the "Commission") on the date hereof;

(iv)     the Articles of Association (Satzung) of the Company; and



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(v)      originals, or copies certified or otherwise identified to my satisfaction, of such other documents as I have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

Based upon the foregoing, and having regard for such legal considerations as I deem relevant, I am of the opinion that the Warrants to be offered to eligible employees pursuant to the Plan will represent legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

I hereby consent to the use of this Opinion as Exhibit 23.1 to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. I am a lawyer admitted to the practice in the Federal Republic of Germany and I am not admitted in, do not hold myself out as being an expert on, and do not express any opinion on the laws of, any jurisdiction other than the laws of the Federal Republic of Germany.

Very truly yours,


/s/  DR. ARMIN BUCHMEIER
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Dr. Armin Buchmeier
Senior Counsel
Legal Department
Bayer Aktiengesellschaft